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                                                                   EXHIBIT 10.20

                   Client Services & Co-Employment Agreement

         This Client Services & Co-Employment Agreement (Agreement) is entered into by and between Vincam Human Resources, Inc., and any of its subsidiaries or affiliates to which it may assign this Agreement (Vincam), and Towne Services, Inc. (the Client Company) is effective on 12:01 a.m. of the first day of first payroll period which Vincam begins its services (effective date). 3/16/98

         1. THE PARTIES' INTENT: THE CO-EMPLOYMENT ARRANGEMENT: By entering into this Agreement, the parties intend to create a co-employment arrangement to better facilitate the Client Company's core business by achieving certain economies of scale and scope in human resource-related areas. Because the co-employment arrangement is a special way of addressing complicated human resource issues, this Agreement allocates between Vincam and the Client Company the areas of responsibility and liability associated with the co-employment arrangement.

         2. THE CREATION OF THE CO-EMPLOYMENT ARRANGEMENT: A co-employment arrangement is established by Vincam assuming some of the Client Company's rights and responsibilities with respect to the "Worksite Employees." The term "Worksite Employees" means individuals who have submitted a completed employment application to Vincam, been approved for hire by Vincam, and been assigned by Vincam to the Client Company's worksite to perform their services under the Client Company's direction and control. The term excludes 1) those employees hired by Vincam only (and not the Client Company) to provide the services offered by Vincam (i.e., Vincam Corporate Employees), or 2) individuals who may be providing services to the Client Company through a temporary staffing arrangement, as independent contractors, or any other arrangement. During the term of the Agreement, the Worksite Employees are employees of both Vincam and the Client Company. Vincam intends the term "co-employment" to have the same meaning as designated by some legal authorities in which a company (i.e., Vincam) by contract reserves and exercises a right of direction and control over the Worksite Employees assigned to the Client Company's location with the Client Company retaining sufficient direction and control over these employees as is necessary to conduct the Client Company's business and without which the Client Company would be unable to conduct business, discharge fiduciary responsibilities, or comply with the law.

         2(A) THE CONVERSION PROCESS: Upon execution of the Agreement, Vincam undertakes the conversion process during which the parties mutually reach an agreement as to which of the Client Company's employees will become Worksite Employees. The parties agree that Vincam will not employ any Client Company employee who is not authorized to work by law. The Client Company agrees to transfer to Vincam's payroll all employees identified to become Worksite Employees provided each such employee accepts employment offered by Vincam. The Client Company retains the sole responsibility for any employee not chosen as a Worksite Employee if the person provides services to the Client Company during the term of this Agreement. When the conversion process is completed, Vincam assigns the Worksite Employees to the Client Company's worksite to perform the job duties required by the Client Company at that worksite. The addition of Vincam as a co-employer is communicated in writing to the employees so that everyone has a clear understanding of the co-employment arrangement. Because the co-employment arrangement begins with the Effective Date, the Client Company acknowledges that it is solely responsible for any employment-related investigation, demand, claim, and/or litigation that existed or accrued, or which relates to facts or circumstances which occurred before the Effective Date. The Client Company acknowledges that such responsibility includes, but is not limited to, payment of attorney's fees, investigation costs, damages, liability, or similar charges, costs, or expenses, and that the Legal Defense Benefit, Section 11, is not available under these circumstances.

         3. HOW THE CO-EMPLOYMENT ARRANGEMENT AFFECTS THE CLIENT COMPANY'S
BUSINESS: With the creation of the co-employment arrangement, Vincam assumes employer's rights as to the Worksite Employees, including without limitation, the right to hire, fire, discipline, and pay wages. Although the Client Company no longer has sole employer rights, it retains the right to reject the assignment of any worker to its worksite by Vincam, provided that such rejection does not violate any law. The Client Company retains such direction, supervision, and control of the Worksite Employees as is necessary to conduct its business on a day-to-day basis. Further, the Client Company retains full responsibility for its business, products, and services; the determination of the level of wages to be paid above the Fair Labor Standards Act (FLSA) minimum wage and salary requirements; worksite premises; and any third party, subcontractor or non-Worksite Employee.

         4. MUTUAL DUTY TO COOPERATE; SHARING OF INFORMATION: In recognition of the effort necessary to provide the services described in this Agreement, both parties agree to cooperate with each other. The parties acknowledge that the duty and obligation to cooperate is a material term of this Agreement. Vincam agrees to keep the Client Company informed about potential and actual employee problems as they arise. Vincam will also provide the Client Company with copies of documents contained in a Worksite Employee's file at a reasonable cost provided the Client Company gives Vincam reasonable notice of the need for such files. The Client Company agrees that it will cooperate with Vincam in the following fashion:

         A) promptly and accurately inform Vincam of all employee issues, including but not limited to, employee work-related injuries or accidents, the employees' job functions and duties, number of hours worked, any union organizational activities, any formal or informal work-related complaints, including complaints of harassment or unfair treatment, charges of discrimination, governmental investigations, threatened employment-related lawsuits, or any similar employment-related developments;

         B) assist, as necessary, in addressing employee issues, including but not limited to, implementing policies and procedures recommended by Vincam, participating in any employment-related investigations, providing reasonable accommodations when required by the Americans with Disabilities Act (ADA) or other comparable laws, and taking the steps required for workplace safety;

         C) give Vincam (or its designated agents and/or attorneys) reasonable access to the worksite as well as access to information, data, files, etc., pertaining to the employees, which access includes the right to audit such information or examine the premises on a periodic basis;

         D) consult with Vincam before taking any employment action which could be construed as adverse to the employee (e.g., firing, demoting, changing job functions or responsibilities, transferring, etc.);

         E) cooperate in the defense of any employment-related claim, charge, lawsuit, investigation, audit, etc., which may be filed against Vincam, the Client Company, or both; and

         F) provide any other assistance reasonably necessary to perform the duties of this Agreement.

         This duty survives the termination or expiration of the Agreement as long as the cause of action arose during the existence of the Agreement. This duty to cooperate does not apply if the parties are litigating against each other. Because the duty to cooperate is critical to Vincam's ability to provide services under this Agreement, the Client Company's failure to abide by this provision is a material breach for which Vincam could immediately terminate the Agreement pursuant to Termination, Section 10.

         4(A) SHARING OF INFORMATION: 1) INFORMATION PROVIDED TO VINCAM BEFORE THE EFFECTIVE DATE. Before entering into this Agreement, the Client Company agreed to provide and has provided Vincam with all pertinent information regarding the Worksite Employees and the benefits provided to them, including the Client Company's ownership structure, the employees' compensation packages or information relating to the Client Company as a federal contractor, if applicable, such as the amount of a certified payroll. This information was gathered to assess whether the Client Company was an appropriate candidate for Vincam's services. In recognition of the sensitive nature of the information, Vincam represents to the Client Company that it has kept that information confidential and promises that it will continue to do so. By executing this Agreement, the Client Company represents to Vincam that the information was and continues to be accurate.

         2) SHARING INFORMATION DURING THE AGREEMENT'S EXISTENCE. The Client Company further agrees that the duty to cooperate includes the duty to share with Vincam all information relating to the Worksite Employees and the worksite on an ongoing basis, including but not limited to, promptly providing Vincam with complete and accurate information pertaining to anything affecting the worksite and the Worksite Employees (e.g., hours worked, eligibility for benefits, non-qualified pension plans, employee accidents and injuries, classification of an employee for workers' compensation purposes, rejection of the assignment of a Worksite Employee). The Client Company agrees to collect, verify, and transmit to Vincam's administrative office not less than three (3) business days before each payroll date any information required to determine accurately the amount due to the Worksite Employees and Vincam. The Client Company agrees to give Vincam written notice before it closes a plant, facility, or takes any other action which would require compliance with the federal Worker Adjustment Retraining Notification Act (WARN), or makes an assignment for the benefit of creditors, files for relief under the U.S. Bankruptcy Code, or seeks the appointment of a receiver. The Client Company agrees that it will notify Vincam at least ten (10) days before a WARN notification is required to be given to the Worksite Employees. The Client Company agrees to continue to make complete and truthful disclosures to Vincam of any employment-related information Vincam needs to perform the duties of this Agreement. Each party agrees to notify the other immediately of any claim to which the indemnification may apply (see Indemnification, Section 8).


         4(B) CONFIDENTIAL, PROPRIETARY INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY. Because each party will have access to information which may be confidential, proprietary, and/or trade secrets of the other party, the parties agree that they will treat confidentially any such information identified to the other as being confidential and not disclose the information to any third party (except a trusted advisor, such as the party's attorney, accountant, or financial advisor) unless required by law. The parties agree that, if a party gives its trusted advisor any confidential, proprietary information, and/or trade secrets of the other party, it will take all reasonable steps to ensure that its trusted advisor preserves the confidential nature of the information. Any information, data, etc., which the other party advises the other is confidential, proprietary, and/or a trade secret is included in this Section, whether such information is considered as such under the law. The parties agree that this Agreement and information contained in any attachments to the Agreement, all Vincam forms, manuals, handbooks, or other materials prepared by Vincam and used to perform the duties of this Agreement for the Client Company are considered proprietary. The Client Company is responsible for taking the necessary precautions to designate and safeguard information it considers confidential, proprietary and/or a trade secret. The parties agree to use the Confidential Information to facilitate the performance or enforcement of this Agreement and for no other purpose. If the Agreement is terminated or expires, this provision survives for five (5) years after such event or until the information becomes known to the general public. The parties acknowledge that a breach of this provision would create irreparable harm and, therefore, the non-breaching party would be entitled to an injunction or similar remedy to specifically enforce this provision. The parties specifically acknowledge that money damages alone may not be an adequate remedy for any damage which might be suffered as a result of a breach of this provision. Nothing in this provision shall be construed as prohibiting the non-breaching party from any other remedy or remedies including, but not limited to, recovery of damages. The parties also acknowledge that the Client Company is the owner of any intellectual property rights existing before the term of this Agreement or created during the term of the Agreement relating to the business of the Client Company, including but not limited to, inventions, patents, copyrights, and trade secrets. The Client Company, as owner of the intellectual property, is responsible for ensuring that these are protected as well as for payment of any associated costs.


         5. VINCAM'S SERVICES AND RESPONSIBILITIES: Vincam will co-employ Worksite Employees and will provide the Client Company with human resource services, employment practices management, and other services more particularly described below.

         5(A) VINCAM'S RESPONSIBILITY REGARDING THE PAYMENT OF WAGES AND OTHER EMPLOYMENT-RELATED COSTS: As a co-employer of the Worksite Employees, Vincam assumes sole responsibility for paying wages to Worksite Employees without regard to payment by the Client Company to Vincam and collecting any paying employment-related taxes (including those pertaining to the Federal Insurance Contributions Act, Federal Unemployment Tax Act, the applicable income tax withholdings, State Unemployment Insurance, etc.) and providing mandatory employee benefits (including workers' compensation), and other voluntary employment benefits as may be provided to the Worksite Employees. (See Subsection 5(D) regarding employee benefits.) However, the Client Company acknowledges that, to perform these responsibilities, Vincam relies on the Client Company to supply it with correct information regarding hours worked, job classifications, and other data Vincam needs to compute accurately wages, taxes, and other employment costs. The Client Company agrees to provide Vincam with complete and accurate information and agrees to reimburse Vincam for any costs it incurs if such information is wrong (whether intended or not). This remedy is in addition to any other remedy available to Vincam under this Agreement.
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     5(B) VINCAM'S MANAGEMENT OF EMPLOYMENT PRACTICES: Part of the services
Vincam provides to the Client Company is guidance regarding good management techniques and compliance with various employment laws. For any Worksite Employee covered by this Agreement, Vincam will assist the Client Company by providing compliance guidance regarding the following laws, as amended from time to time:

     1) the FLSA and/or comparable state or local laws;

     2) the Consolidated Onmibus Budget Reconciliation Act (i.e., COBRA, the federal group health plan continuation coverage);

     3) the Immigration and Nationality Act and the Immigration Reform and Control Act;

     4) the Consumer Credit Protection Act and/or comparable state or local laws;

     5) the Employee Retirement Income Security Act (ERISA) and other laws covering employee benefit plans (e.g., group health, cafeteria, and 401(k) Plans);

     6) the Family and Medical Leave Act and similar state or local leave laws;

     7) the Occupational Safety and Health Act (OSHA) and comparable state or local laws, regulations, or ordinances. Vincam retains a right of direction and control over the management of safety, risk, hazard control at the Worksite affecting the Worksite Employees, including responsibility for performing safety inspections of the Client Company equipment and premises, and promulgating employment and safety policies;

     8) the National Labor Relations Act. The parties acknowledge that the Client Company is the employer which would be the party to any collective bargaining agreement because the Client Company exercises control over the primary employment conditions subject to a collective bargaining agreement. Vincam acknowledges that the union is the exclusive bargaining representative for employees covered by any valid collective bargaining agreement. Vincam will abide by the terms and conditions of any valid collective bargaining agreement whether in existence as of the Effective Date or if subsequently entered into by the Client Company and a union; and

     9) all other applicable federal, state, or local employment laws (e.g., Title VII of the Civil Rights Act, the ADA, the Age Discrimination in Employment Act, etc., as well as those pertaining to federal contractors if the Client Company is a government contractor), except for those obligations which the responsibility of the Client Company as set forth in Client Company's Responsibilities, Section 6, below. Vincam does not provide services relating to Title III of the ADA (e.g., making the facility accessible to the public, etc.), however, and Vincam is not responsible for the cost of reasonable accommodation under Title III.

     5(C) WORKERS' COMPENSATION COVERAGE: Vincam will maintain workers' compensation coverage for each Worksite Employee employed as of the Effective Date in accordance with the laws of the states in which Vincam provides services under this Agreement. For a person hired after the Effective Date to be covered under Vincam's workers' compensation policy, the Client Company must submit to Vincam the person's completed employment application within two (2) business days from the date the Client Company selected the person for employment, and Vincam must approve the person for employment as well as assign the person to the Client Company's worksite. If these two conditions are not met, the Client Company is responsible for providing workers' compensation coverage for that person. (See Section 6(E) for the Client Company's responsibilities regarding workers' compensation.)

     5(D) EMPLOYEE BENEFITS: 1) THE CONVERSION PROCESS AND EMPLOYEE BENEFITS. As a part of the conversion process, Vincam will provide group health plan coverage to all of the Client Company's identified COBRA participants who are covered under the Client Company's active group health plan provided the following conditions are met: a) the participants were covered under the Client Company's plan on the day before the Effective Date, b) Vincam hires all of the employees at the Client Company's worksite at the time of the conversion following the procedure described in The Creation of the Co-Employment Arrangement, Section 2, c) the Client Company terminates the group health insurance plan covering these employees, and d) the Worksite Employees immediately thereafter become covered under a group health plan sponsored by Vincam. Such coverage will be in accordance with the general COBRA rules. If these conditions are not met, then the Client Company continues to be responsible under COBRA for these individuals.

     2) EMPLOYEE BENEFITS DURING THE AGREEMENT'S EXISTENCE. Vincam agrees to assist in administering the Client Company's policies as they may from time to time be amended, regarding employee benefits such as vacation, sick leave, family leave, and other comparable benefits. Vincam further agrees to offer to Worksite Employees certain employee benefits, such as group health insurance, 401(k), and other benefits as identified in the Employee Benefits Attachment to this Agreement provided and for so long as all eligibility requirements and governing laws for the specific plan are satisfied. The parties acknowledge that Vincam is the only sponsor of such plans and is solely responsible for their administration and compliance with the law. The Client Company agrees that it does not and will not co-sponsor any of Vincam's employee benefit plans. If the eligibility requirements of a particular plan cannot be met, Vincam retains the discretion not to provide, or to discontinue, the benefits of that particular Vincam plan while this Agreement is in effect or to terminate the Agreement.

     5(E) LICENSES; ACCREDITATION. Because Vincam operates in some states which require professional employer organizations such as Vincam to obtain a license or registration to perform these services, Vincam agrees to maintain any applicable licenses or state registration. Vincam agrees to operate in the unregulated states using, as a minimum, the standards imposed by the regulated states. Vincam is also accredited by the Institute for the Accreditation of Professional Employer Organizations (IAPEO) which has established service standards. As part of its dedication to quality service, Vincam agrees to maintain such accreditation and to use its best efforts to comply with such service standards.

     5(F) INSURANCE. Vincam agrees to maintain all employment-related insurance required to perform the services of this Agreement, such as workers' compensation. The parties acknowledge and agree that Vincam is not an insurer, procurer or broker of insurance products, or agent selling the Client Company insurance or insurance products. As an employer, Vincam provides the Worksite Employees with workers' compensation and other employee benefits. The Client Company is not a party to any of Vincam's insurance contracts which insure any of Vincam's employer obligations or employee benefit plans. Additionally, the Client Company acknowledges that it is not a co-sponsor of such plans. The Client Company understands that the cost of the employee benefits or Vincam's employer obligations is part of Vincam's cost of doing business and does not constitute an additional expense charged to the Client Company.

     6. CLIENT COMPANY'S RESPONSIBILITIES. The co-employment arrangement involves a shifting of certain responsibilities between two employers. Because the co-employment arrangement does not create identical corresponding responsibilities between the parties, the Client Company has some responsibilities which Vincam does not and vice versa. To have a clear understanding of these duties, this Section sets forth the Client Company's responsibilities under this Agreement. The Client Company agrees to comply with the laws described in the Vincam Services and Responsibilities, Section 5, listed above. The Client Company recognizes that Vincam's provision of services does not relieve the Client Company of responsibility and liability for those matters over which it has control. Additionally, the Client Company agrees to comply with any other laws affecting or regulating its business, including but not limited to, professional licensing, etc. The following is a list of the Client Company's responsibilities:


     6(A) FOLLOWING VINCAM'S POLICIES AND PROCEDURES: The Client Company agrees to follow Vincam's policies and procedures relating to the Worksite Employees, such as reporting changes of employment status, requests for leave, workers' compensation injuries, termination, etc. The Client Company agrees to follow the procedure for hiring individuals described in Vincam's Services and Responsibilities, Section 5(C). The Client Company agrees to use
Vincam-provided forms (e.g. employment application, change of status, etc.) for the Worksite Employees. The Client Company acknowledges that Vincam has the right to retain and reassign a Worksite Employee who has been terminated by the Client Company (i.e. employees whose assignment to Client Company's worksite has been rejected).

     6(B) WORKSITE SAFETY. Because the Client Company owns and controls the worksite, the Client Company agrees to comply with all federal and state health and safety laws, regulations, ordinances, rules, etc., as amended, including but not limited to, those governing OSHA, workers' compensation, etc. The
Client Company agrees to pay for, provide, and ensure the Worksite Employee's use of any equipment required by law or reasonably required by Vincam or its insurers for worksite safety. If Vincam informs the Client Company of an unsafe working condition or a violation of any applicable law, the Client Company agrees to take the necessary steps to rectify the unsafe condition or correct the violation within a reasonable period of time and acknowledges it is responsible for payments associated with remedying the problem. Failure of the Client Company to make the necessary correction means the Client Company assumes all responsibility associated with the condition or violation and that Vincam has the right to terminate the Agreement immediately in accordance with the provisions set forth in Termination, Section 10.


     6(C) WAGE AND HOUR LAWS. Because the Client Company controls the worksite and the scheduling of the Worksite Employees, it agrees to obtain and accurately report to Vincam the total number of hours worked by each Worksite Employee in accordance with the FLSA. If the Client Company fails to comply with the FLSA and similar state laws or fails to disclose to Vincam a practice that results in an employee not being paid for all time worked, this will be a material breach of the Agreement, and the Agreement may be terminated in accordance with Termination, Section 10. Failure of the Client Company to make the necessary corrections for a noted violation of the FLSA means that the Client Company assumes all responsibility associated with the condition or violation.

     6(D) PREVENTION OF THEFT, DESTRUCTION OF PROPERTY, ETC. The Client Company is responsible for implementing and enforcing worksite procedures necessary to prevent the misuse, destruction, misappropriation, theft, or embezzlement of personal, real, or intellectual property of the Client Company or its customers or clients.

     6(E) WORKERS' COMPENSATION. To contain the cost of workers' compensation insurance, the Client Company agrees to participate in a modified (or light) duty program. The Client Company agrees that, during this Agreement, it will not employ anyone outside the co-employment arrangement (e.g., non-Worksite Employees) without Vincam's knowledge, except for independent contractors. The Client Company agrees that, if it hires anyone outside the co-employment arrangement (after having informed Vincam), it will obtain full workers' compensation coverage and name Vincam as a certificate holder. Under those circumstances, the Client Company will provide Vincam with a certificate reflecting the same and which contains a provision requiring the insurer to notify Vincam in advance of any termination of coverage. The Client Company agrees to require all independent contractors to provide evidence of workers' compensation coverage before the contractor starts work at the worksite. (See
Section 5(C) for Vincam's responsibilities regarding workers' compensation.)

     6(F) COMPLIANCE WITH THE ADA AND OTHER COMPARABLE LAWS. Because the ADA and comparable laws impose affirmative obligations on employers to provide a reasonable accommodation to a qualified individual with a disability and to make a public facility accessible, the Client Company agrees that it will pay the costs associated with complying with these laws. The Client Company acknowledges that it, and not Vincam, assumes the responsibility for providing regulatory compliance with Title III of the ADA (i.e., public access to facilities).

     6(G) EMPLOYMENT TAXES. The Client Company agrees not to make any taxable payment of any kind, except profit sharing or pension plan distributions pursuant to the terms of a qualified plan, to
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any Worksite Employee without Vincam's knowledge.  This requirement is necessary because Vincam assumes the responsibility under Vincam Services and Responsibilities, Section 5(A) for complying with laws regarding the payment of wages. If the Client Company makes such a payment, it has materially breached the Agreement which may be terminated in accordance with the provisions set forth in Termination, Section 10.

      6(H) EMPLOYEE BENEFIT PLAN. The Client Company agrees and acknowledges that it is not authorized to offer or continue any welfare benefit (e.g., medical, dental, life or disability, 401(k) plan, cafeteria plan, profit sharing plan, or retirement plan) to any Worksite Employee without Vincam's knowledge and prior written consent. The Client Company agrees to integrate and coordinate any Client Company-sponsored benefit plans with those sponsored and maintained by Vincam.

      6(I) WORKSITE EMPLOYEE'S PERFORMANCE; THE SUCCESS OF THE CLIENT COMPANY'S BUSINESS. The Client Company acknowledges that Vincam does not guarantee the Worksite Employees' performance because Vincam does not direct, supervise, or control the day-to-day operations of the Client Company's business. If any law requires a Worksite Employee to have or maintain a special license or be supervised by a Worksite Employee with such a license, the Client Company will ensure that the Worksite Employee is so licensed or supervised. The Client Company will pay for the costs associated with obtaining such license.
Further, because the Client Company controls its business affairs, it acknowledges that Vincam is not responsible for any loss of revenue, product, business, or injury to the Client Company or a third party due to any act or omission of a Worksite Employee.

      6(J) INSURANCE. In recognition of the co-employment arrangement, the Client Company agrees to maintain the types of insurance listed below with a minimum combined single limit of One Million Dollars. The Client Company agrees to provide Vincam with a copy of the insurance certificate regarding the applicable insurance when requested. The Client Company agrees to inform Vincam immediately if any of the Client Company's insurers materially modify the terms of any insurance discussed below, inform the Client Company of a pending termination of coverage, or terminate coverage.

      1) Automobile coverage for all vehicles used in connection with the business, whether or not owned by the Client Company. Such insurance must also cover public liability for bodily injury and property damage for each vehicle up to the above-stated limit and uninsured motorist or PIP equivalent coverage of at least the minimum limits required by state law.

      2) General liability coverage for the premises, operations, products, completed operations, contract and broad form property damage, independent contractors, personal injury with coverage for host liquor, dram shop, and full liquor liability as applicable.

      3) Professional licensing, malpractice, and/or liability coverage if the Client Company renders professional services or provide services which require employees to be licensed.

      4) Any fidelity bond reasonably required because of the Client Company's business.

      6(K) THE NATIONAL LABOR RELATIONS ACT. The Client Company agrees to abide by the National Labor Relations Act. Because the decision to operate as a union or a non-union business is a core business decision belonging solely to the Client Company, the Client Company is responsible for all decisions related to a union organizing campaign, the negotiation of a collective bargaining agreement, and the processing of grievances and arbitrations under the collective bargaining agreement.

      7. PAYMENT. The Client Company agrees to pay the amount specified in the Pricing Attachment which amount will be invoiced in advance of the Client Company's payroll dates. The Client Company agrees to pay Vincam's invoice no later than forty-eight (48) hours before the Client Company's regularly scheduled payroll. The Client Company agrees to pay through Automatic
Clearing House (ACH) debit transfer or with a bank wire transfer. Any amount not paid when due will be assessed a late charge of five (5) percent or the maximum allowable by law. The payment of a late charge does not prevent a default under this Agreement, or the enforcement of any remedies upon default including termination of this Agreement as provided in the Termination, Section 10, The Client Company acknowledges that the price is subject to adjustment (i.e., upward or downward) on the anniversary date of the Effective Date, except that the portion of Vincam's fee that relates to employee benefits will always adjust in accordance with the benefit plan or insurance policy renewal or anniversary date. Any change in price (exclusive of the employee benefits portion) will remain fixed until the next anniversary date of the Effective Date.

      Because of Vincam's obligation to pay the Worksite Employees, Vincam retains the discretion to require the Client Company to give Vincam a deposit or letter of credit in an amount equal to one invoice. If the Client Company defaults on its payment obligation to Vincam, any deposit immediately becomes Vincam's money or, if the Client Company provided a letter of credit, Vincam has the immediate right to draw down on the letter in the amount of the default. On each anniversary date of the Effective Date, Vincam will evaluate the Client Company's payment history and financial wherewithal to determine whether a deposit should be obtained, the amount of deposit should be adjusted or be returned to the Client Company, or, if applicable, if the letter of credit should be canceled. When the Agreement is terminated, Vincam agrees to return any unused deposit or cancel the letter of credit, if any. Vincam agrees to maintain any deposit in an account segregated for that purpose, accruing an interest rate as set forth in the Pricing Attachment. Because Vincam's obligations to pay the Worksite Employees is derived from this Agreement, the Client Company agrees that Vincam's only obligation is to pay the FLSA or state minimum wage or salary required to any Worksite Employee where the Client Company has breached the Agreement by failing to pay the invoice when due. None of the remedies contained in this Section constitutes a waiver of any other remedies available to Vincam in the event of a default of the Agreement.

      8. INDEMNIFICATION. These Sections describe the scope of each party's indemnification obligations. The parties agree that the indemnification provision shall not be limited to claims, expenses, or liabilities for which one of the parties is solely liable, but also applies to claims, expenses, or liabilities for which the parties are jointly liable. In the event of joint liability, if either party pays funds in connection with a claim, expense, or liability which is subject to the indemnification provision in excess of its prorata share, the other party will indemnify that party for the excess amounts. Each party agrees to notify the other of any claim or judgment to which this indemnification provision may apply. Further, the parties agree not to settle any claim without the prior written consent of the other party, which consent will not be unreasonably withheld. Each party's indemnification obligation survives the termination or expiration of the Agreement.

      8(A) SCOPE OF THE CLIENT COMPANY'S INDEMNIFICATION. The Client Company agrees to indemnify, protect, defend, release, and hold Vincam, its parent, subsidiaries, affiliates, employees, directors, officers, and agents harmless from and against any and all liability, expenses (including attorney's fees and court costs), losses, and claims for damage of any nature whatsoever, whether direct or indirect, as though expressly set forth and described herein, which Vincam may incur, suffer, become liable for or which may be asserted against Vincam arising from or in connection with (i) the Client Company's negligent, fraudulent, willful, or reckless performance or nonperformance of any of its responsibilities or obligations under this Agreement; (ii) any actions or inactions of the Client Company's employees, officers, directors, agents, or independent contractors, including without limitation, negligence, errors or omissions, tortious conduct, violation of any statute, law, or regulation, or criminal or dishonest activity, while under the supervision, direction, or control of the Client Company; (iii) the Client Company's noncompliance with any of the responsibilities enumerated in Client Company's Responsibilities,
Section 6 to the extent that the Client Company has direction and control of such responsibility; (iv) the Client Company's business, product, or service, claims for defective products or services rendered at or produced by the operations at the worksite, and the fiscal integrity of the Client Company; (v) any negligence, tortious conduct, violation of statute, law, or regulation, criminal or dishonest activity attributed to the Client Company; (vi) any claims based on facts or circumstances relating to the Client Company's activities that occurred or existed prior to the Effective Date; or (vii) the Client Company's failure to adhere to Vincam's procedures or recommendations regarding employment practices.

      8(B) SCOPE OF VINCAM'S INDEMNIFICATION. Vincam agrees to indemnify, protect, defend, release, and hold the Client Company, its parent, subsidiaries, affiliates, employees, directors, officers, and agents harmless from and against any and all liability, expenses (including attorney's fees and court costs), losses, and claims for damage of any nature whatsoever, whether direct or indirect, as though expressly set forth and described herein, which the Client Company may incur, suffer, become liable for or which may be asserted against the Client Company arising from or in connection with (i) Vincam's negligent, fraudulent, willful, or reckless performance or nonperformance of any of its responsibilities or obligations under this Agreement; (ii) any actions or inactions of any of Vincam's Corporate Employees, Vincam's officers or directors, as well as agents or independent contractors engaged by Vincam, including without limitation, negligence, errors or omissions, tortious conduct, violation of any statute, law, or regulation, criminal or dishonest activity, while under the supervision, direction, or control of Vincam; (iii) Vincam's noncompliance with any of the responsibilities enumerated in Vincam's Services and Responsibilities, Section 5 to the extent that Vincam has direction and control of such responsibility; (iv) any negligence, tortious conduct, violation of statute, law, or regulation, criminal or dishonest activity attributed to Vincam, or (v) any claims based on facts or circumstances relating to Vincam's activities that occurred or existed prior to the Effective Date.

      9. MISCELLANEOUS PROVISIONS. 9(A) THE PARTIES' AUTHORITY TO EXECUTE THE AGREEMENT. The parties represent that each is a legal entity authorized to conduct business in the state where the services of this Agreement will be performed and that the officers who sign on behalf of the party are duly authorized to enter into this Agreement.

      9(B) THE SCOPE OF THE CLIENT COMPANY'S AUTHORITY. The Client Company cannot hold itself out as an agent of Vincam, directly or indirectly, and is not authorized to bind Vincam in any fashion (either through representations or its actions) unless such act is specifically authorized and ratified by Vincam in writing.

      9(C) ASSIGNMENT; THIRD PARTY RIGHTS. This Agreement is a personal services contract and is not transferable or assignable by the Client Company without Vincam's prior written consent. The Client Company cannot assign the services of a Worksite Employee to anyone without Vincam's prior written consent except as needed in the normal course of business. Vincam may, however, assign this Agreement to any of its subsidiaries or affiliates without the prior written consent of the Client Company. For purposes of this Agreement, a merger of the Client Company will constitute a transfer which requires Vincam's prior written consent. This Agreement is for the mutual benefit of the parties and does not create rights of any kind in a third party.

      9(D) INTEGRATION; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties regarding this subject matter and supersedes any other agreement between them, whether oral or written. Any modification to the Agreement must be in writing and signed by the party against which enforcement is to be sought. Failure by either party to act when required or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach.

      9(E) MEDIATION AND ARBITRATION. If a dispute arises between the parties relating to the terms of this Agreement, either party may inform the other by giving written notice that it desires to have the dispute mediated by a mediator selected in accordance with the procedures of the Federal Mediation and Conciliation Service, or by a procedure as agreed by the parties to the dispute. Once mediation is elected, the parties agree to allow a minimum of sixty (60) calendar days to resolve the dispute through mediation. Any mediation hearing shall be conducted in Atlanta, Georgia, or any other location which is mutually agreed to by the parties in writing. If the dispute is not resolved through mediation, either party to the dispute may elect to arbitrate the dispute by serving written notice upon the other within fifteen (15) calendar days after the mediation. Once arbitration is elected, the dispute shall be resolved by a committee of arbitrators (one appointed by Vincam, one appointed by Client Company, and one appointed by the two so appointed). Any arbitration proceeding conducted shall be conducted in Atlanta, Georgia, pursuant to the Commercial Arbitration Rules of the American Arbitration Association and using the Georgia Rules of Civil Procedure and the Georgia
Rules of Evidence.

      9(F) REMEDIES NOT EXCLUSIVE; SEVERABILITY. The rights and remedies provided by this Agreement are not exclusive. Vincam is entitled to any rights or remedies created by law (whether currently existing or created in the future) as well as those contained in this Agreement. Institution of an action to collect payment of an amount in default at law or the obtaining of a judgment in such action shall not be deemed to be an election of remedies by Vincam. Such action will not prevent Vincam from pursuing other remedies available to it at law or in equity. Should any part of this Agreement be held to be invalid or unenforceable, the balance of this Agreement remains in force and stands as if the unenforceable part did not exist.

     9(G) GOVERNING LAW. The Agreement is governed by, and shall be construed in accordance with, the laws of Georgia, both substantive and remedial, without reference to the choice of law principles. All suits and special proceedings arising out of the Agreement must be brought in the courts in and for Fulton County, Georgia, or the United States District Court for the Northern District of Georgia unless the parties agree to mediate or arbitrate as provided in subsection 9(E) above. Each party agrees to the exercise of personal jurisdiction by any court of competent jurisdiction described in the prior sentences.

     9(H) ATTORNEY'S FEES AND COSTS. In the event of any litigation arising out of or related to this Agreement, the prevailing party shall be entitled to an award of attorneys' fees and costs incurred at all trial and appellate levels. Further, if any payments are not made when due and the payments are collected by or through an attorney, the Client Company agrees to pay all expenses and costs of collection, including attorney's fees and court courts.


     9(I) ATTACHMENTS; COUNTERPARTS; NOTICE; CAPTIONS. Any attachments described in this Agreement are specifically incorporated into and made a part of this Agreement. This Agreement may be executed in two or more counterparts, each of which will constitute an original but taken together constitutes an entire agreement. Any notice by this Agreement shall be delivered to Vincam and to Client Company at the respective address and person designated below. The captions in this Agreement are provided for convenience only and are not part of the terms and conditions of this Agreement.

     9(J) SURVIVAL. No termination or expiration of this Agreement affects or impairs the obligations, duties, indemnities, and liabilities of the Client Company, or the rights of Vincam relating to any unpaid obligations. These obligations, duties, indemnities, and liabilities shall not terminate or expire, but rather survive such termination or expiration and continue in full force and effect until the longer of (i) such time as all the obligations have been paid in full, or (ii) such time as is expressly provided in this Agreement.

     10. TERMINATION. This Agreement has an initial two (2) year term starting on the Effective Date. During this first year, either party may terminate the Agreement by giving thirty (30) days' written notice unless terminated for Cause, as defined below. After the first year, the Agreement renews automatically on its anniversary date for an additional year's term unless a party provides the other with written notice of non-renewal not later than thirty (30) days before the next anniversary date of the Effective Date. Either party may terminate this Agreement at any time if there is Cause. Cause includes, but is not limited to, non-payment when due of any amount payable under this Agreement, a material violation of law, non-performance of any obligation of this Agreement, breach of a material term of this Agreement, or the Client Company's filing for relief under the Bankruptcy Code or seeking the appointment of a receiver or trustee. Upon termination, Vincam shall have all of the rights and remedies available under applicable law, whether in law or in equity, including, but not limited to, and without further notice or demand to the Client Company: (i) all obligations evidenced hereby, together with all accrued but unpaid charges, shall immediately become due and payable and may be collected forthwith, regardless of the due date; (ii) to set off and deduct any amount due under this Agreement from any account or deposit that the Client Company may have with Vincam or other monies to which Vincam may be entitled from the Client Company (including pursuant to a draw on a letter of credit);
(iii) to institute legal proceedings against the Client Company, and any other individual or entity which may be primarily or secondarily liable under this Agreement, to collect any amounts owed under this Agreement; and (iv) to declare all other obligations of the Client Company to Vincam to be immediately due and payable. Interest shall accrue on any outstanding balance of the obligations due under this Agreement from the date of any default hereunder and for so long as such default continues at the highest default rate allowable under applicable law.


     10(A) EFFECT OF TERMINATION OF THE AGREEMENT ON THE WORKSITE EMPLOYEES; THE PARTIES' OBLIGATIONS UPON TERMINATION. Upon termination of the Agreement, the co-employment arrangement ends. If the termination is for any reason other than the Client Company's breach, including for non-payment, the Client Company has the right to offer continued employment to the former Worksite Employees. If the Client Company rejects any person, Vincam has the right to offer continued employment and to reassign that individual to another worksite. If the termination is because the Client Company breached the Agreement, including for non-payment, Vincam has the first right to offer continued employment and to reassign the former Worksite Employees. Upon termination of the Agreement, the Worksite Employees are no longer employees of Vincam unless Vincam has offered continued employment. Vincam will communicate the change in employment status to the employees in writing. Vincam will cause the termination of all policies and/or endorsements covering the Client Company and the Worksite Employees. At the termination, the Client Company becomes responsible for payroll, workers' compensation, employee benefits, etc., for the employees. The Client Company agrees to pay Vincam immediately an amount for any unused, accrued paid time off (e.g., vacation, sick, personal days) to which any Worksite Employee is entitled upon the termination of the Agreement. If the Client Company terminates the Agreement or breaches it, the Client Company is solely responsible for obtaining replacement health care coverage for the Worksite Employees. If the Client Company fails to obtain replacement health insurance (or comparable) coverage for the Worksite Employees, the Client Company shall immediately pay Vincam a fee of $500 per worker which cannot be used as an offset against any fee due Vincam or any money due to Worksite Employees. The Client Company acknowledges that this amount is reasonable to cover Vincam's expense in extending continued health care coverage to the Worksite Employees and that this amount is not a penalty. The Client Company further agrees that the payment of this sum does not constitute an election of remedies and that Vincam may obtain money damages for a breach of the Agreement in addition to this amount. Vincam agrees to assist the Client Company during the transition period by giving the Client Company information regarding workers' compensation coverage, the health insurance plans and other benefits, and the carryover balances (such as accrued vacation). Vincam is not obligated to provide this information if the termination of the Agreement is because the Client Company failed to pay Vincam.


     11. THE LEGAL DEFENSE BENEFIT. Even in the absence of wrongdoing, employers can be sued. Because of that possibility and Vincam's belief in its services, Vincam provides the Client Company the legal defense benefit. This benefit is not insurance; it is not additional indemnification; it is not to be used as a fund to settle disputes between the Client Company, Vincam, and a Worksite Employee (former or current). This is a "value-added" benefit for which the Client Company pays no additional fee. It is Vincam's promise to pay up to $75,000 in attorney's fees under the circumstances described below.

     11(A) CONDITIONS REQUIRED TO OBTAIN THE LEGAL DEFENSE BENEFIT. To obtain the legal defense benefit, the Client Company must fulfill all of the following requirements for the particular claim: 1) comply with applicable law, 2) observe Vincam's procedures for employment practices (both in general and for that worksite), 3) follow Vincam's recommendation(s) regarding the incident from which the claim arose, 4) use only Vincam-provided forms, 5) comply with this Agreement, and 6) permit Vincam to exercise its responsibilities pursuant to law and this Agreement. To obtain this benefit, the Client Company agrees to accept Vincam's choice of counsel. If the Client Company prefers to select its own counsel, it is free to do so. In that event, this benefit is not available to cover the legal fees associated with that retention. If there is a conflict between the Client Company and Vincam, this benefit is not available.

     11(B) SCOPE OF THE LEGAL DEFENSE BENEFIT. If the Client Company fulfills the above requirements, Vincam will pay up to $75,000 for attorney's fees to cover any employment practices claim filed under one of the laws enumerated in Vincam's Services and Responsibilities, Section 5, between a Worksite Employee and the Client Company, Vincam, or both while this Agreement is in effect. Specifically excluded are third party liability claims of any kind, including but not limited to, those arising from automobile accidents and/or personal injury litigation. The legal fees for this benefit will be based on the hourly rate that the law firm selected by Vincam charges Vincam.


     12. VINCAM'S SERVICE GUARANTEE. Vincam is confident about the quality of its services. As a result, we make the following guarantee: if the Client Company is not satisfied with Vincam's services and the Client Company wishes to terminate the Agreement within the first six months of the initial Effective Date, Vincam will refund all fees the Client Company paid Vincam excluding wages, direct expenses, payroll taxes, employee benefits, workers' compensation costs and other mandatory insurance (e.g., State Unemployment Insurance). Vincam will provide, at no cost, assistance to the Client Company so that it may resume full employer responsibilities. This assistance includes giving the Client Company information necessary to obtain workers' compensation coverage, health insurance plans and other benefits, arranging for payroll service, and furnishing all carryover balances (such as accrued vacation). This benefit is not available if the Client Company breaches the Agreement, including failure to pay.


     13. EMPLOYMENT PRACTICES LIABILITY (EPL) INSURANCE. Vincam has purchased an EPL insurance policy with an endorsement that extends coverage to the Client Company for claims brought by a Workplace Employee against the Client Company alleging wrongful employment practices, as defined in the policy. The Client Company's coverage is subject to a $1,000,000 annual aggregate limit, with deductibles of $75,000 for legal defense costs and $25,000 for payment of judgments or settlements.

Vincam and the Client Company execute this Agreement, in their respective corporate names by their duly authorized officers, on the third day of March, 1998.

TOWNE SERVICES, INC.                              VINCAM HUMAN RESOURCES, INC.
-----------------------------------------

COMPANY NAME

By: /s/ Bruce F. Lowthers, Jr.                    By: /s/ Phyllis Stockfisch
    ------------------------------------              -------------------------

Name: Bruce F. Lowthers, Jr.                      Name: Phyllis Stockfisch
      ----------------------------------                -----------------------

Title: Chief Financial Officer                    Title: Area President
       ---------------------------------                 ----------------------

Street Address: 3295 River Exchange Dr.           Street Address:
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                Suite 350
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City/State/Zip: Norcross, GA 30092                City/State/Zip:
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